Exhibit T3A-74

Step 5b.l4

ARTICLES OF ASSOCIATION	STATUTEN

of	der

WOFS Swiss Finance GmbH (WOFS Swiss Finance Sàrl) (WOFS Swiss Finance LLC)	WOFS Swiss Finance GmbH (WOFS Swiss Finance Sàrl) (WOFS Swiss Finance LLC)

I. NAME, DOMICILE, DURATION, AND PURPOSE OF THE COMPANY	I. FIRMA, SITZ, DAUER UND ZWECK DER GESELLSCHAFT

Article 1	Artikel 1

Name, Domicile, Duration	Firma, Sitz, Dauer

Under the firm name of WOFS Swiss Finance GmbH (WOFS Swiss Finance Sari) (WOFS Swiss Finance LLC) with domicile in Baar, canton of Zug, there exists for an unlimited period of time a limited liability company which is governed by Art. 772 seq. of the Swiss Code of Obligations (CO).

Unter der Firma WOFS Swiss Finance GmbH (WOFS Swiss Finance Sàrl) (WOFS Swiss Finance LLC) besteht mit Sitz in Baar, Kanton Zug, auf unbestimmte Dauer eine Gesellschaft mit beschränkter Haftung im Sinne von Art. 772 ff. des Schweizerischen Obligationenrechts (OR).

Article 2	Artikel 2

Purpose	Zweck

The purpose of the Company is the acquisition, holding, management and sale of loan notes, trade receivables or other debt like instruments as well as the acquisition, holding, management and sale of direct and indirect holdings in Swiss and foreign companies of all kinds.

Der Zweck der Gesellschaft ist der Erwerb, das Halten, die Verwaltung und die Veräusserung von Schuldscheindarlehen, Forderungen aus Lieferungen und Leistungen oder anderen schuldähnlichen Papieren sowie der Erwerb, das Halten, die Verwaltung und die Veräusserung. von direkten und indirekten Beteiligungen an schweizerischen und ausländischen Gesellschaften aller Art.

The Company may also carry out any and all transactions and enter into any and all agreements which serve directly or indirectly its purpose or are directly related thereto (including acquiring, holding, managing or selling intellectual property rights of all kinds).

Die Gesellschaft kann ausserdem alle Geschäfte abschliessen und Vereinbarungen eingehen, die direkt oder indirekt dem Gesellschaftszweck dienen oder in direktem Zusammenhang damit stehen (einschliesslich den Erwerb, das Halten die Verwaltung oder die Veräusserung von Immaterialgüterrechten aller Art).

The Company may grant loans or provide other kind of financing to its direct or indirect parent company and its or the parent company’s direct or indirect subsidiaries and may grant security of all kind for obligations of those companies, including by means of pledges over or fiduciary transfers of assets of the Company or by means of guarantees of any kind, with or without compensation.

Die Gesellschaft kann ihrer direkten oder indirekten Muttergesellschaft sowie deren oder ihren direkten oder indirekten Tochtergesellschaften Darlehen oder andere Finanzierungen gewähren und für Verbindlichkeiten von solchen anderen Gesellschaften Sicherheiten aller Art stellen, einschliesslich mittels Pfandrechten an oder fiduziarischen Übereignungen von Aktiven der Gesellschaft oder Garantien jedwelcher Art, ob gegen Entgelt oder nicht.

The Company may acquire, manage, hold and sell real estate.	Die Gesellschaft kann Grundstücke erwerben, halten, verwalten und veräussern.

The Company may set up branch offices and subsidiaries in Switzerland and abroad to accomplish any of the foregoing.	Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften in der Schweiz und im Ausland errichten, um den vorgenannten Zweck zu erreichen.

II. COMPANY CAPITAL, QUOTAS	II. STAMMKAPITAL, STAMMANTEILE

A. TRACKING STOCK	A. SPARTENSTAMMANTEILE

Article 3	Artikel 3

Company Capital	Stammkapital

The company capital amounts to CHF 58’500 and is divided into (i) 298 quotas (class A) with a nominal value of CHF 100 each, and (ii) 287 quotas (class B) with a nominal value of CHF 100 each. The quotas class A and class B are fully paid-in.

Das Stammkapital der Gesellschaft beträgt CHF 58,500 und ist eingeteilt in (i)  298 Stammanteile (Kategorie A) mit einem Nennwert von je CHF 100, und (ii) 287 Stammanteile (Kategorie B) mit einem Nennwert von je CHF 100. Die Stammanteile der Kategorie A und Kategorie B sind vollständig liberiert.

Each class of quotas shall have the right to elect at least one member to the managing board.	Jeder Stammanteilskategorie steht das Recht auf mindestens ein Mitglied in der Geschäftsführung zu.

The quotaholders are not obliged to make supplementary financial contributions.	Eine Nachschusspflicht der Gesellschafter besteht nicht.

Article 4	Artikel 4

Description of Tracking Stock	Beschreibung der Spartenstammantcile

The dividend and liquidation rights attached to the quotas (class A) entitle their owners to receive dividends and liquidation proceeds generated by the loan notes, trade receivables and other debt like instruments as well as shareholdings and other assets of the Company (hereinafter referred to as “Portfolio A”), unless such dividends and liquidation proceeds originate from loan notes, trade receivables, other debt like instruments, shareholdings or other assets as specified in clause 4 par. 2 of the Articles.

Die mit den Stammanteilen (Kategorie A) verbundenen Dividenden und Liquidationsrechte berechtigen deren Eigentümer zum Bezug von Dividenden bzw. Liquidationserlosen, die aus Schuldscheindarlehen, Forderungen aus Lieferungen und Leistungen oder anderen schuldahnlichen Papieren sowie Beteiligungen der Gesellschaft oder anderen Vermögenswerten generiert werden (nachfolgend das “Portfolio A”), es sei derm diese Dividenden oder Liquidatiönserlose stammen aus den nachfolgend in Art. 4 Abs. 2 der Statuten spezifizierten Schuldscheindarlehen, Forderungen aus Lieferungen und Leistungen, anderen schuldähnlichen Papieren, Beteiligungen oder anderen Vermögenswerten der Gesellschaft.

The dividend and liquidation rights attached to the quotas (class B) entitle their owners to receive dividends and liquidation proceeds generated exclusively by loan notes, trade receivables, other debt like instruments, shareholdings and other assets of the Company that were explicitly designated in the balance sheet as being part of Portfolio B (hereinafter referred to as “Portfolio B”). All assets of the Company belonging to Portfolio B are reported separately in the opening balance sheet made in connection with the Company’s incorporation as well as in all subsequent financial statements of the Company.

Die mit den Stammanteilen (Kategorie B) verbundenen Dividenden und Liquidationsrechte berechtigen deren Eigentümer ausschliesslich zum Bezug von Dividenden und Liquidationserlösen, die aus in der Bilanz ausdrücklich als dem Portfolio B zugehörig bezeichneten —Schuldscheindarlehen, Forderungen aus Lieferungen und Leistungen, anderen schuldähnlichen Papieren, Beteiligungen oder anderen Vermögenswerten der Gesellschaft (nachfolgend “Portfolio B”) generiert werden. In der im Zusammenhang mit der Gründung erstellten Eröffnungsbilanz der Gesellschaft sowie alien nachfolgenden Bilanzen der Gesellschaft werden sämtliche, dem Portfolio B zugehörigen Vermögenswerte gesondert ausgewiesen.

Except for the dividend and liquidation rights set forth in this clause and clauses 6/7 of the Articles, the rights of the quotaholders (class A) and the rights of the quotaholders (class B) towards the Company are identical.

Mit Ausnahme der in diesem Artikel und in Art. 6/7 der Statuten erläuterten Dividenden und Liquidationsrechte vermitteln die Stammanteile (Kategorie A) und die Stammanteile (Kategorie B) die identischen Rechte an der Gesellschaft.

Article 5	Artikel 5

Contribution or Purchase of Additional Assets; Modification/Cancellation of Tracking Stock	Einbringung oder Erwerb von weiteren Aktiven; Änderungen/Aufhebung Spartenstammanteile

If and to the extent that after the contribution of assets made in connection with the incorporation of the Company additional loan notes, trade receivables or other debt like instruments are contributed by quotaholders or acquired from third parties, such loan notes, trade receivables or other debt like instruments are qualified as Portfolio A, unless they are specifically allocated to Portfolio B by a binding resolution of the Quotaholders, whereby such resolution requires the approval of both a majority of the votes of the quotaholders (class A) and a majority of the votes of the quotaholders (class B).

Wenn und insoweit nach der im Zusammenhang mit der Gründung der Gesellschaft erfolgten Einbringung der Aktiven weitere Schuldscheindarlehen, Forderungen aus Lieferungen und Leistungen oder andere schuldähnliche Papiere von Gesellschaftern in die Gesellschaft eingebracht oder von Dritten erworben werden, werden diese Schuldscheindarlehen, Forderungen aus Lieferungen und Leistungen oder andere schuldähnliche Papiere dem Portfolio A zugeordnet, es sei derm die Gesellschafterversammlung beschliesse deren Zugehörigkeit zu Portfolio B, wobei ein solcher Beschluss sowohl die Zustimmung einer Mehrheit der Gesellschafter (Kategorie A) als auch einer Mehrheit der Gesellschafter (Kategorie B) erfordert.

Any internal transfers of assets between Portfolio A and Portfolio B shall also require a binding resolution of the Quotaholders which must be approved by a majority of the votes of the quotaholders (class A) and a majority of the votes of the quotaholders (class B).

Allfällige interne Verschiebungen von Aktiven zwischen Portfolio A und Portfolio B erfordern ebenfalls einen verbindlichen Beschluss der Gesellschafterversammlung, dem sowohl eine Mehrheit der Gesellschafter (Kategorie A) als auch eine Mehrheit der Gesellschafter (Kategorie B) zustimmen muss.

Any modification or cancellation of rights attached to the quotas (class B) or any issuance of additional quotas (class B) shall require a binding resolution of the Quotaholders which must be approved by a majority of the votes of the quotaholders (class A) and a majority of the votes of the quotaholders (class B).

Die Abänderung oder Aufhebung von mit den Stammanteilen (Kategorie B) verbundenen Rechten oder die Ausgabe von weiteren Stammanteile (Kategorie B) erfordert einen verbindlichen Beschluss der Gesellschafterversammlung, dem sowohl eine Mehrheit der Gesellschafter (Kategorie A) als auch eine Mehrheit der Gesellschafter (Kategorie B) zustimmen muss.

Article 6	Artikel 6

Dividend Rights in Particular	Dividendenrechte im Besonderen

Each quota (class A) entitles its owner to a proportionate share of the balance sheet profits (current and retained earnings) generated by Portfolio A or reserves (capital contribution reserves	Jeder Stammanteil (Kategorie A) berechtigt seinen Eigentümer zu einem proportionalen Anteil an den mit dem Portfolio A erzielten Bilanzgewinnen (aktuelle und unverteilte Bilanzgewinne)

or other reserves) created through Portfolio A. For the determination of the balance sheet profits generated from Portfolio A, the legal requirements for the distribution of profits and creation of reserves must be observed and all expenses and investments made in connection with Portfolio A must be taken into account. The dividend right of the owners of the quotas (class A) is cumulative.

und den mittels Portfolio A gebildeten Reserven (Kapitaleinlagereserven oder andere Reserven). Für die Ermittlung des mit Portfolio A erzielten Bilanzgewinnes sind die gesetzlichen Bestimmungen zur Gewinnverteilung und Reservebildung zu beachten und sämtliche mit Portfolio A zusammenhängenden Aufwände und Investitionen zu berücksichtigen. Das Dividendenrecht der Eigentümer der Stammanteile (Kategorie A) ist kumulativ.

Each quota (class B) entitles its owner to a proportionate share of the balance sheet profits (current and retained earnings) generated by Portfolio B or reserves (capital contribution reserves or other reserves) created through Portfolio B. For the determination of the balance sheet profits generated from Portfolio B, the legal requirements for the distribution of profits and creation of reserves must be observed and all expenses and investments made in connection with Portfolio B must be taken into account. The dividend right of the owners of the quotas (class B) is cumulative.

Jeder Stammanteil (Kategorie B) berechtigt seirien Eigentümer zu einem proportionalen Anteil an den mit dem Portfolio B erzielten Bilanzgewinnen (aktuelle und unverteilte Bilanzgewinne) und den mittels Portfolio B gebildeten Reserven (Kapitaleinlagereserven oder andere Reserven). Für die Ermittlung des mit Portfolio B erzielten Bilanzgewinnes sind die gesetzlichen Bestimmungen zur Gewinnverteilung und Reservebildung zu beachten und sämtliche mit Portfolio B zusammenhängenden Aufwände und Investitionen zu berücksichtigen. Das Dividendenrecht der Eigentümer der Stammanteile (Kategorie B) ist kumulativ.

Article 7	Artikel 7

Liquidation Rights in Particular	Liquidationsrechte im Besonderen

The liquidation proceeds of Portfolio A resulting after all debts of the Company being repaid shall exclusively be distributed to the holders of the quotas (class A).	Der nach erfolgter Tilgung aller Schulden resultierende Liquidationserlös aus Portfolio A wird ausschliesslich an die Eigentümer der Stammanteile (Kategorie A) verteilt.

The liquidation proceeds of Portfolio B resulting after all debts of the Company being repaid shall exclusively be distributed to the holders of the quotas (class B).	Der nach erfolgter Tilgung aller Schulden resultierende Liquidationserlös aus Portfolio B wird ausschliesslich an die Eigentümer der Stammanteile (Kategorie B) verteilt.

B. COMMON RULES	B. GEMEINSAME BESTIMMUNGEN

Article 8	Artikel 8

Quotaholders’ book	Antcilbuch

The Company shall keep a quotaholders’ book. The company keeps a register of capital contributions. It must be kept in such a manner that it can be accessed at any time in Switzerland.	Die Gesellschaft führt über die Stammanteile ein Anteilbuch. Sie muss es so führen, dass in der Schweiz jederzeit darauf zugegriffen werden kann.

The following information must be entered in the register of contributions:	In das Anteilbuch sind einzutragen:

1. names and addresses of the quotaholders;	1. die Gesellschafter mit Namen und Adresse;

2. number, par value and categories, if any, of the quotas of each quotaholder;	2. die Anzahl, der Nennwert sowie alienfalls die Kategorien der Stammanteile jedes Gesellschafters;

3. names and addresses of beneficiaries;	3. die Nutzniesser mit Namen und Adresse;

4. names and addresses of pledgees.	4. die Pfandgläubiger mit Namen und Adresse.

The quotaholders’ book shall be kept by the managing officers of the Company.	Zuständig für die Führung des Anteilbuches ist die Geschäftsführung.

Article 9	Artikel 9

Transfer of Quotas, Withdrawal, Expulsion	Übertragung, Austritt, Ausschluss

The requirement of the approval by the quotaholders’ meeting to the transfer of quotas is waived.	Auf das Erfordernis der Zustimmung der Gesellschafterversammlung zur Abtretung wird verzichtet.

The transfer of a quota as well as the obligation to transfer must be in writing in order to be valid.	Die Abtretung eines Gesellschaftsanteiles sowie die Verpflichtung zur Abtretung bedrfen zu ihrer Gültigkeit der schriftlichen Form.

III. COMPANY ORGANIZATION	III. ORGANISATION DER GESELLSCHAFT

a) The quotaholders’ meeting	a) Die Gesellschafterversammlung

Article 10	Artikel 10

Powers	Befugnisse

The quotaholders’ meeting is the supreme body of the Company.	Die Gesellschafterversammlung ist das oberste Organ der Gesellschaft.

It shall have the following inalienable powers:	Ihr stehen die folgenden unübertragbaren Befugnisse zu:

1. the amendment of the articles of incorporation;	1. die Änderung der Statuten;

2. the appointment and removal of managing officers;	2. die Bestellung und die Abberufung von Geschäftsführern;

3. the appointment and removal of the auditors;	3. die Bestellung und die Abberufung der Mitglieder der Revisionsstelle;

4. the approval of the management report and the consolidated financial statements;	4. die Genehmigung des Lageberichts und der Konzernrechnung;

5.              the approval of the annual financial statements as well as the resolution on the use of the balance sheet profit, in particular, the declaration of dividends and the profit sharing by managing officers;

5. die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;

6. the determination of the remuneration of managing officers;	6. die Festsetzung der Entschädigung der Geschäftsführer;

7. the release of the managing officers;	7. die Entlastung der Geschäftsführer;

8. the approval of the assignment of quotas or the recognition as a quotaholder with voting rights, so far as stipulated by law or these articles;	8. die Zustimmung zur Abtretung von Stammanteilen beziehungsweise die Anerkennung als stimmberechtigter Gesellschafter, soweit Gesetz und Statuten dies vorsehen;

9. the approval of the establishment of a security interest on quotas if the articles of association so provide;	9. die Zustimmung zur Bestellung eines Pfandrechts an Stammanteilen, falls die Statuten dies vorsehen;

10. the passing of resolutions on the exercise of the right of first offer, right of first refusal, or the right of purchase stipulated in the articles of association;	10. die Beschlussfassung über die Ausübung statutarischer Vorhand, Vorkaufs oder Kaufsrechte;

11. the authorization of the managing officers to acquire own quotas on behalf of the Company or the approval of such acquisition;	11. die Ermächtigung der Geschäftsführer zum Erwerb eigener Stammanteile durch die Gesellschaft oder die Genehmigung eines solchen Erwerbs;

12. the adoption of regulations regarding the obligation to provide ancillary performances if the articles of association refer thereto;	12. die nähere Regelung von Nebenleistungspflichten in einem Reglement, falls die Statuten auf ein Reglement verweisen;

13.       the approval of activities of the managing officers and the quotaholders that violate the duty of loyalty or the prohibition to compete, if the articles of association waive the requirement of the approval by all quotaholders;

13.       die Zustimmung zu Tätigkeiten der Geschäftsführer und der Gesellschafter, die gegen die Treuepflicht oder das Konkurrenzverbot verstossen, sofern die Statuten auf das Erfordernis der Zustimmung aller Gesellschafter verzichten;

14. the resolution on whether the court should be requested to expel a member for valid reasons;	14. die Beschlussfassung darüber, ob dem Gericht beantragt werden soil, einen Gesellschafter aus wichtigem Grund auszuschliessen;

15. the expulsion of quotaholders for reasons provided for in the articles of incorporation;	15. Der Ausschluss eines Gesellschafters aus in den Statuten vorgesehenen Gründen;

16. the dissolution of the Company.	16. die Auflösung der Gesellschaft;

17. the approval of business activities of the managing officers for which the articles of association require the approval of the quotaholders;	17. die Genehmigung von Geschäften der Geschäftsführer, für die die Statuten die Zustimmung der Gesellschafterversammlung fordern;

18. the resolution on items reserved to the quotaholders’ meeting by law, or by the articles of association, or which are submitted by the managing officers.	18. die Beschlussfassung über die Gegenstände, die das Gesetz oder die Statuten der Gesellschafterversammlung vorbehalten oder die ihr die Geschäftsführer vorlegen.

Article 11	Artikel 11

Calling of Meetings	Einberufung

The ordinary meeting of quotaholders shall be held annually within six months after the end of the fiscal year.	Die ordentliche Gesellschafterversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt.

Extraordinary meetings of quotaholders shall be called either upon a resolution of the quotaholders or the managing officers or if one or several quotaholders representing at least one tenth of	Ausserordentliche Gesellschafterversammlun gen sind auf Beschluss der Gesellschafterver sammlung oder der Geschäftsführung einzube rufen oder wenn ein oder mehrere Gessellschafter, the Company capital request such a meeting in writing and by stating the purpose. In this case the quotaholders’ meeting shall be called by the managing officers within one month after the receipt of such request.

die zusammen mindestens den zehnten Teil des Stammkapitals vertreten, schriftlich unter Angabe des Zweckes dies verlangen. Die Geschäftsführung hat in diesem Fall die Gesellschafterversammlung auf einen Termin innerhalb eines Monates vom Eingang des Begehrens an einzuberufen.

Ordinary and extraordinary quotaholders’ meetings shall be called by the managing officers in writing (including facsimile or e-mail) to the quotaholders registered in the quotaholders’ book at least 10 days prior to the meeting date stating the agenda items. The business report and the auditors’ report shall be sent to the quotaholders together with the invitation to the ordinary quotaholders’ meeting.

Die Einberufung der ordentlichen und der ausserordentlichen Gesellschafterversammlung erfolgt durch die Geschäftsführung schriftlich (einschliesslich Telefax oder E-Mail) an die im Anteilbuch verzeichneten Gesellschafter unter Angabe der Verhandlungsgegenstände und unter Beobachtung einer Frist von mindestens 10 Tagen vor der Versammlung. Geschäftsbericht und Revisionsbericht sind den Gesellschaftern spätestens zusammen mit der Einladung zur ordentlichen Gesellschafterversammlung zuzustellen.

No resolutions shall be passed on matters for which no proper notice has been given, with the exception of requests to call an extraordinary quotaholders’ meeting or requests for the election of auditors based on a respective motion of a quotaholder.

Über Gegenstände, die nicht in dieser Weise angekündigt sind, können Beschlüsse nicht gefasst werden, ausser über einen Antrag auf Einberufung einer ausserordentlichen Gesellschafterversammlung und einen Antrag auf Wahl einer Revisionsstelle in Folge eines Begehrens eines Gesellschafters.

The managing officers determine the place of the meeting.	Die Gesellschafterversammlung findet an einem von der Geschäftsführung zu bestimmenden Ort start.

Article 12	Artikel 12

Meeting of all Quotaholders	Universalversammlung

All quotaholders may, if no objection is raised, hold a quotaholders’ meeting without observing the formalities for the calling of such a meeting. All matters within the powers of the quotaholders’ meeting may validly be discussed and decided upon at such a meeting, as long as all quotaholders are present.

Sämtliche Gesellschafter können, falls kein Widerspruch erhoben wird, eine Gesellschafterversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen Formvorschriften abhalten. In dieser Versammlung kann über alle in den Geschäftskreis der Gesellschafterversammlung fallenden Gegenstände gültig verhandelt und Beschluss gefasst werden, solange samtliche Gesellschafter anwesend sind.

Article 13	Artikel 13

Chairman, Scrutineer, Secretary	Vorsitz, Stimmenzähler, Protokollführer

The chairman of the managing officers or, in his absence, a chairman appointed by the quotaholders’ meeting for the day shall chair the quotaholders’ meeting.	Der Vorsitzende der Geschäftsführung oder in seiner Abwesenheit ein von der Gesellschafterversammlung gewählter Tagespräsident leitet die Gesellschafterversammlung.

The chairman shall designate the scrutineer as well as a secretary in charge of keeping the minutes. These designees need not to be quotaholders.	Der Vorsitzende bezeichnet die Stimmenzähler sowie den Protokollführer, die nicht Gesellschafter zu sein brauchen.

Article 14	Artikel 14

Quotaholders’ Right to Vote, Proxy, Vote by Circular Resolution	Stimmrecht der Gesellschafter, Vertretung, schriftliche Abstimmung

Each quotaholder’s voting right shall be proportional to the total nominal value of his quota. However, a quotaholder may not exercise his voting right if a vote is taken regarding his release.	Das Stimmrecht jedes Gesellschafters bemisst sich nach dem gesamten Nennwert seiner Stammanteile. Ein Gesellschafter darf nicht stimmen, wenn über seine Entlastung Beschluss gefasst wird.

A quotaholder may be represented by a third party by way of a written power of attorney.	Ein Gesellschafter kann sich durch einen Dritten vertreten lassen. Vertreter haben sich durch eine schriftliche Vollmacht auszuweisen.

Instead of holding an actual meeting, the quotaholders may also take resolutions regarding all or some of the agenda items by correspondence in writing. The calling for a vote by correspondence shall be made in writing (including by facsimile or e-mail) stating the agenda items at least ten days prior to the vote. Resolutions which have to be notarized may not be taken by correspondence.

Sofern nicht ein Gesellschafter die mündliche Beratung verlangt, kann an Stelle der Beschlussfassung in der Versammlung für alle oder für einzelne Gegenstände die schriftliche Abstimmung angeordnet werden. In diesem Fall erfolgt die Einladung zur Abstimmung schriftlich (einschliesslich Telefax oder E-Mail) mindestens zehn Tage im Voraus und unter Angabe der Gegenstände. Beschlüsse, die einer öffentlichen Beurkundung bedürfen, sind von der schriftlichen Beschlussfassung ausgenommen.

Article 15	Artikel 15

Resolutions, Elections	Beschlussfassung, Wahlen

Except where the law or the Articles of Association provide otherwise, the quotaholders’ Meeting passes its resolutions and executes elections with the absolute majority of the votes cast excluding blank and invalid votes.

Die Gesellschafterversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder die Statuten es nicht anders bestimmen, mit der absoluten Mehrheit der abgegebenen Stimmen unter Ausschluss der leeren und ungültigen Stimmen.

The chair of the quotaholders’ meeting has no casting vote.	Der Vorsitzende der Gesellschafterversammlung hat keirien Stichentscheid.

Elections and the passing of resolutions shall be conducted openly, unless the chairman orders or the quotaholders’ meeting asks for a secret vote.	Abstimmungen und Wahlen erfolgen offen, sofern nicht der Vorsitzende die geheime Stimmabgabe anordnet oder die Gesellschafterversammlung diese beschliesst.

Article 16	Artikel 16

Minutes	Protokoll

Resolutions and elections of the quotaholders’ meeting shall be recorded in minutes which shall be signed and thereby approved by the chairman, the secretary and the scrutineers if scrutineers are appointed.

Über die Beschlüsse und Wahlen der Gesellschafterversammlung ist ein Protokoll zu führen, das vom Vorsitzenden, von den Stimmenzählern, falls solche bezeichnet werden, und vom Protokollführer zu unterzeichnen ist und damit als genehmigt gilt.

Article 17	Artikel 17

Information and Inspection Rights of the Quotaholders	Auskunfts- und Einsichtsrecht der Gesellschafter

The quotaholders shall have the right to get informed about the business of the Company and to inspect the Company’s books and records and to establish an overview of the financial situation of the Company. They shall exclusively address the chairman of the managing officers for that purpose.

Die Gesellschafter haben das Recht, Auskunft über alle Gesellschaftsangelegenheiten zu erhalten, in die Bucher und Akten der Gesellschaft Einsicht zu nehmen und für sich eine Übersicht über den Stand des gemeinschaftlichen Vermögens anzufertigen. Sie wenden sich ausschliesslich an den Vorsitzenden der Geschäftsführung.

Access to information and records of the Company may be denied if the Company has Auditors and as far as the quotaholder cannot state a plausible interest for the inspection.

Hat die Gesellschaft eine Revisionsstelle, kann einem Gesellschafter Einsicht in die Bücher, und Akten der Gesellschaft verweisert werden,  soweit er kein berechtigtes Interesse an der Einsichtnahme glaubhaft machen kann.

b) The Managing Officers	b) Die Geschäftsführung

Article 18	Artikel 18

Appointment, Election	Bestellung, Wahl

The managing board shall be composed of two or more members who shall be elected for tenures of one year.	Die Geschäftsführung besteht aus zwei oder mehreren Mitgliedern, welche jeweils für die Dauer von einem Jahr gewählt werden.

The managing officers of the Company shall be appointed by a resolution of the quotaholders’ meeting. Quotaholders or third parties may be appointed as managing officer.	Die Geschäftsführung wird durch Beschluss der Gesellschafterversammlung bestellt. Sie kann sowohl einzelnen oder alien Gesellschaftern als auch Dritten übertragen werden.

The chairman of the managing officers shall be designated by the managing officers.	Den Vorsitz in der Geschäftsführung führt ein von der Geschäftsführung bestimmtes Mitglied der Geschäftsführung.

The signature authority of the managing officers is determined by resolution of the managing officers.	Die Zeichnungsberechtigung der Geschäftsführer wird durch Beschluss der Geschäftsführung festgelegt.

At least one of the managing officers or executive directors residing in Switzerland must be able to represent the Company.	Wenigstens ein in der Schweiz wohnhafter Geschäftsführer oder Direktor muss die Gesellschaft vertreten können.

Article 19	Artikel 19

Powers and Duties	Befugnisse, Pflichten

The managing officers shall have the authority to act on behalf of the Company and to perform all acts which may be deemed as being within the purpose of the Company.	Die zur Geschäftsführung befugten Personen sind ermächtigt, im Namen der Gesellschaft alle Rechtshandlungen vorzunehmen, die der Zweck der Gesellschaft mit sich bringen kann.

Subject to the duties listed in the following paragraph, the managing officers may delegate their duties to one or more managing officers or to third parties, provided such delegation is provided for in management regulations.

Unter Vorbehalt der im nachfolgenden Abschnitt aufgeführten Aufgaben ist die Geschäftsführung berechtigt, Aufgaben und Kompetenzen im Rahmen eines von ihr zu erstellenden Organisationsreglements an einzelne oder mehrere Mitglieder der Geschäftsführung oder an Dritte zu übertragen.

The managing officers shall have the following non-transferable and inalienable duties:	Die Geschäftsführung hat unter Vorbehalt von Absatz 7 folgende unübertragbare und unentziehbare Aufgaben:

1. the ultimate management of the Company and the giving of the necessary directives;	1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;

2. the establishment of the organization within the framework of the law and the articles of association;	2. die Festlegung der Organisation im Rahmen von Gesetz und Statuten;

3. the structuring of the accounting system and of the financial controls, as well as the approval of the financial planning insofar as this is necessary to manage the Company;	3. die Ausgestaltung des Rechnungswesens und der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;

4. the supervision of persons entrusted with parts of the management, in particular in view of compliance with the law, the articles of association, regulations and directives;	4. die Aufsicht über die Personen, denen Teile der Geschäftsführung übertragen sind, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;

5. the preparation of the business report (annual financial statements, annual report and the consolidated financial statements, if applicable);	5. die Erstellung des Geschäftsberichtes (Jahresrechnung, Jahresbericht und gegebenenfalls Konzernrechnung);

6. the preparation of the quotaholders’ meeting as well as the implementation of its resolutions;	6. die Vorbereitung der Gesellschafter versammlung sowie die Ausführung ih- rer Beschlüsse;

7. the notification of the court in the case of overindebtedness.	7. die Benachrichtigung des Gerichts im Falle der Überschuldung.

The chairman of the managing officers or the sole managing officer has the following duties:	Der Vorsitzende der Geschäftsführung beziehungsweise der einzige Geschäftsführer hat folgende Aufgaben:

1. to call and chair the quotaholders’ meetings;	1. die Einberufung und Leitung der Gesellschafterversammlung;

2. to make notifications to the quotaholders;	2. Bekanntmachungen gegenüber den Gesellschaftern;

3. to assure the filing of the necessary applications with the commercial register.	3. die Sicherstellung der erforderlichen Anmeldungen beim Handelsregister.

The managing officers furthermore appoint the managers, procuration holders and holders of commercial powers of attorney.	Die Geschäftsführung ernennt weiter die Direktoren, die Prokuristen sowie die Handlungsbevollmächtigten.

The managing officers may also pass resolutions with regard to those matters which are not, according to mandatory law, these articles of association or regulations of the quotaholders’ meeting, reserved or transferred to another body of the Company.

Im Übrigen kann die Geschäftsführung in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz, Statuten oder Reglement. der Gesellschafterversammlung oder einem anderen Organ der Gesellschaft vorbehalten oder übertragen sind.

Article 20	Artikel 20

Meetings of the Managing Officers	Geschaftsführersitzung

Meetings of the Managing Officers shall be called as often as required by the business, but at least once a year.	Sitzungen der Geschäftsführung sind so häufig einzuberufen, wie es die Geschafte erfordern, mindestens einmal jährlich.

Meetings of the Board of Directors shall be called by means of a written notice (letter or fax), by electronic means (e-mail) or by telephone by the Chairman of the managing officers, in his absence by another member. Each Managing Officer may, by specifying the reasons, request the Chairman of the Board of Directors to call a meeting.

Sitzungen der Geschäftsführung werden durch den Präsidenten oder, im Verhinderungsfalle, durch ein anderes Mitglied schriftlich (Brief oder Telefax), elektronisch (E-Mail) oder per Telefon einberufen. Jedes Mitglied kann unter Angabe der Gründe vom Präsidenten die Einberufung einer Sitzung verlangen.

Article 21	Artikel 21

Chairing of Meetings	Vorsitz

The chairman of the managing officers or, in his absence, another managing officer, presides over the meeting.	Der Vorsitzende der Geschäftsführung oder in seiner Abwesenheit ein anderes Mitglied, ubernimmt den Vorsitz der Geschäftsführersitzungen.

Article 22	Artikel 22

Voting	Beschlussfassung

The presence of the absolute majority of the managing officers shall constitute a quorum. The presence of a single member is sufficient for ascertainment resolutions (art. 781 para 5, cipher 5 in connection with Art. 652g CO).

Die Geschäftsführung ist beschlussfähig, wenn die absolute Mehrheit der Mitglieder anwesend ist. Für öffentlich zu beurkundende Feststellungsbeschlüsse gentügt die Anwesenheit etnes einzelnen Mitglieds (Art. 781 Abs. 5 Ziff. 5 in Verbindung mit Art. 652g OR).

Resolutions of the managing officers may be taken by means of a circular letter (including facsimile or e-mail) unless a managing officer requests deliberation in a meeting.

Resolutions shall be adopted and elections shall be made with a majority of votes cast. In case of a tie, the chairman shall have the casting vote.

Beschlüsse der Geschäftsführung können auch auf dem Zirkulationsweg per Briefpost (einschliesslich Telefax oder E-Mail) gefasst werden, sofern nicht ein Mitglied Beratung in einer Sitzung verlangt.

Die Geschäftsführung fasst ihre Beschlüsse und vollzieht ihre Wahlen mit der Mehrheit der abgegebenen Stimmen. Bei Stimmengleichheit gibt der Vorsitzende den Stichentscheid.

Article 23	Artikel 23

Minutes	Protokoll

Deliberations and resolutions shall be recorded in minutes, which shall be signed by the chairman of the meeting and the secretary. Circular resolutions shall be recorded in the next minutes of a meeting of the managing officers. The minutes shall be approved by the managing officers in the course of the next meeting.

Über die Verhandlungen und Beschlüsse wird ein Protokoll geführt, das vom Vorsitzenden und vom Protokollführer zu unterzeichnen ist. Zirkulationsbeschlüsse sind in das nächste Protokoll der Geschäftsführung aufzunehmen. Die Protokolle sind von der Geschäftsführung jeweils in der nächsten Sitzung zu genehmigen.

c) The Auditors	c) Die Revisionsstelle

Article 24	Artikel 24

Election, Term of Office	Wahl, Amtsdauer

The quotaholders’ meeting elects for a one year term an audit body. Re-election is possible. The quotaholders’ meeting may dismiss the auditors it appointed at any time.	Die Gesellschafterversammlung wählt eine Revisionsstelle. Diese wird für eine Amtsdauer von einem Jahr gewählt. Eine Wiederwahl ist möglich. Eine Abberufung ist jederzeit und fristlos möglich.

The quotaholders’ meeting may waive the election of auditors if:	Die Gesellschafterversammlung kann auf die Wahl einer Revisionsstelle verzichten, wenn:

1. the Company is not required to conduct an ordinary audit;	1. die Gesellschaft nicht zur ordentlichen Revision verpflichtet ist;

2. all the quotaholders agree; and	2. sämtliche Gesellschafter zustimmen; und

3. the Company does not have more than an annual average of 10 full-time employment positions.	3. die Gesellschaft nicht mehr als zehn Vollzeitstellen im Jahresdurchschnitt hat.

The waiver of the quotaholders’ Meeting shall also apply to the subsequent years. Each quotaholder shall, however, have the right to request no later than ten days prior to the quotaholders’ Meeting a limited audit and the appointment of the Auditors. In this case, the quotaholders’ Meeting shall not pass any resolutions regarding the approval of the annual financial statements and the use of the balance sheet profit, in particular regarding the determination of the dividend and of any profit sharing bonus, until the Auditors’ report becomes available.

Der Verzicht durch die Gesellschafterversammlung gilt auch für die nachfolgenden Jahre. Jeder Gesellschafter hat jedoch das Recht, spätestens zehn Tage vor der Gesellschafterversammlung die Durchführung einer eingeschränkten Revision und die Wahl einer Revisionsstelle zu verlangen. Die Gesellschafterversammlung kann in diesem Fall bis zum Vorliegen des Revisionsberichts über die Genehmigung der Jahresrechnung sowie über die Verwendung des Bilanzgewinns, insbesondere über die Festsetzung der Dividende und einer Tantieme, keinen Beschluss fassen.

One or several individuals, legal entities or partnerships may be appointed as Auditors.	Als Revisionsstelle können eine oder mehrere natürliche oder juristische Personen oder Personengesellschaften gewählt werden.

The Auditors shall comply with the legal requirements of the Swiss Federal Act on the Supervision of Auditors (ASA).	Die Revisionsstelle muss die gesetzlichen Anforderungen gemäss Revisionsaufsichtsgesetz (RAG) erfüllen.

The Auditors must be independent according to the statutory provisions.	Die Revisionsstelle muss nach den gesetzlichen Vorschriften unabhängig sein.

IV. FISCAL YEAR, FINANCIAL STATEMENTS AND PROFIT DISTRIBUTION	IV. GESCHÄFTSJAHR, RECHNUNGSABSCHLUSS UND GEWINNVERWENDUNG

Article 25	Artikel 25

Fiscal Year and Financial Statements	Geschäftsjahr und Rechnungsabschluss

The fiscal year shall end at a date to be determined by the managing officers.	Das Geschäftsjahr wird durch die Geschäftsführung festgelegt.

The financial statements shall be established in accordance with the provisions of the CO, whereby all assets, liabilities and equity items shown in the financial statements of the Company shall be allocated either to the quota holders (class A) or to the quota holders (class B). In particular, nominal capital, capital contribution reserves, other reserves, current and retained earnings shall be disclosed in the financial statements of the Company for each portfolio/class of quota holders separately.

Die Jahresrechnung ist gemäss den gesetzlichen Bestimmungen des OR aufzustellen, wobei alle Aktiven, Passiven und Eigenkapitalpositionen welche sich aus der Jahresrechnung der Gesellschaft ergeben entweder den Eigentümern der Stammanteile Kategorie A oder den Eigentümern der Stammanteile Kategorie B zugeordnet werden sollen. Insbesondere sollen Nominalkapital, Kapitaleinlagereserven, andere Reserven sowie aktuelle und unverteilte Gewinne in der Jahresrechnung der Gesellschaft für jedes Portfolio/jede Kategorie von Stammanteilen separat ausgewiesen werden.

V. DISSOLUTION, LIQUIDATION	V. AUFLÖSUNG, LIQUIDATION

Article 26	Artikel 26

Dissolution in General	Auflösung im Allgemeinen

The quotaholder’s meeting may resolve on the dissolution of the Company.	Die Gesellschafterversammlung kann die Auflösung der Gesellschaft beschliessen.

In the event that the Company is dissolved, the liquidation shall be carried out by the Managing Officers, unless the quotaholders’ Meeting resolves otherwise.	Wird die Gesellschaft aufgelöst, so führen die Geschäftsführer die Liquidation durch, sofern die Gesellschafterversammlung nicht etwas anderes beschliesst.

VI. MISCELLANEOUS	VI. VERSCHIEDENE BESTIMMUNGEN

Article 27	Artikel 27

Publications, Notices	Publikationsorgan, Mitteilungen

All publications of the Company shall be made in the Swiss Gazette of Commerce.	Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.

Communications to the quotaholders shall be made in writing by mail, e-mail or facsimile to the addresses recorded in the quota register or by means of publication in the Swiss Official Gazette of Commerce.

Die Mitteilungen an die Gesellschafter erfolgen schriftlich durch Brief, E-Mail oder Telefax an die im Stammanteilbuch eingetragene Adresse oder mittels Publikation im Schweizerischen Handelsamtsblatt.

* * * * *	* * * * *

The English version is a translation of the German original and shall not have binding effect.	Die englische Fassung ist eine Übersetzung des deutschen Orginaltextes und ohne rechtliche Verbindlichkeit.

Notarielle Beglaubigung	Notarial Legalisation

Hiermit beglaubige ich, Notar des Kantons Zug, Philip Oehen, Rechtsanwalt, dass die vorliegenden Statuten derjenigen Fassung entsprechen, wie sie heute von der Erschienenen gutgeheissen wurden.	The Notary Public of the Canton of Zug, Philip Oehen, attorney at law, hereby certifies that the present Articles of Association comply with the approved Articles of Association by the appeared.

Baar, 22. Januar 2018

Der Notar / Notary Public

Philipp Andermatt

Notarielle Beglaubigung / Notarial Legalisation

Hiermit beglaubige ich, Notar des Kantons Zug, Philipp Andermatt, Rechtsanwalt, dass die vorliegenden Statuten derjenigen Fassung entsprechen, wie sie heute von der erschienenen Person gutgeheissen wurden und es sich bei den Statuten um die aktuell gültigen Statuten der Gesellschaft handelt, wie zuletzt am 22. Januar 2018 von der Generalversammlung beschlossen.

The Notary of the Canton of Zug Philipp Andermatt, attorney at law, hereby certifies that the present Articles of Association comply with the approved Articles of Association by the appearing party and that the Articles of Association are the present valid Articles of Association of the Company as resolved by the Shareholders Meeting on 22 January 2018.

Zug, 22. Januar 2018 / Zug, 22 January 2018

Notar / Notary:

Philipp Andermatt